UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 16, 2009
CENTRA FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

West Virginia	000-49699	55-0770610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Registrant’s telephone number, including area code: (304) 598-2000
990 Elmer Prince Drive
P.O. Box 656
Morgantown, West Virginia 26507-0656
(Address of principal executive offices, zip code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
           On January 16, 2009, Centra Financial Holdings, Inc. (the “Company”) entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (the “Treasury”) under the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”), pursuant to which the Company issued and sold (i) 15,000 shares of the Company’s Preferred Stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 750.75075 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock – Series B, par value $1.00 per share and liquidation value $1,000 per share (the “Series B Preferred Stock”), for an aggregate purchase price of $15,000,000 in cash (the transaction being referred to as the “Investment”). The Treasury immediately exercised the Warrant for 750 shares of Series B Preferred Stock. On March 31, 2009, Centra redeemed the Series A Preferred Stock.
          On April 15, 2009, Centra completed the redemption of the Series B Preferred Stock with the Treasury. As instructed by the Treasury, Centra returned a total of $761,250, which includes accrued but unpaid dividends of $11,250 and the liquidation value of the Series B Preferred Stock of $750,000. Centra received in return the cancelled Series B Preferred Stock.
          This completes the redemption of both the Series A and Series B Preferred Stock, and accordingly, the limitations imposed under the TARP CPP on Centra’s dividends, operations and compensation have now been terminated.

SIGNATURES
           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2009	Centra Financial Holdings, Inc.

	By	/s/ Kevin D. Lemley
Chief Financial Officer

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